Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Barbara Baker
Taubman, Vice President,
Corporate Affairs & Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS ANNOUNCES $200 MILLION SHARE REPURCHASE PROGRAM

BLOOMFIELD HILLS, Mich., August 26, 2013 - - Taubman Centers, Inc. (NYSE: TCO) today announced its Board of Directors has authorized a share repurchase program under which the company may repurchase up to $200 million of its outstanding common stock. The company plans to repurchase shares from time to time on the open market or in privately negotiated transactions or otherwise, depending on market prices and other conditions. If the entire $200 million is used at current market prices, the repurchase would represent just under five percent of the company's common shares outstanding.

“We believe that Taubman Centers shares are trading at a significant discount relative to the value of our assets, let alone the value we will create with our strong development pipeline,” said Robert S. Taubman, chairman, president and chief executive officer.  "At current trading levels, we can repurchase shares on a basis that is accretive to our earnings and net asset value.  It is an excellent investment opportunity -- one that we can execute while maintaining our strong balance sheet and pursuing our internal and external growth initiatives.

Purchases of common stock will be financed with general corporate funds. Depending upon the amount of purchases and other factors, the company may also borrow funds under its line of credit. There is no guarantee as to the number of shares to be purchased. The share repurchase plan may be modified, suspended, or terminated without prior notice.
About Taubman
Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 28 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman's U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing The Mall at University Town Center in Sarasota, Fla.; The Mall of San Juan in San Juan, Puerto Rico; International Market Place in Waikiki, Honolulu, Hawaii and shopping malls in Xi'an and Zhengzhou, China and Hanam, South Korea.  Taubman Centers is headquartered in Bloomfield Hills, Mich. and Taubman Asia, the platform for Taubman Centers' expansion into China and South Korea, is headquartered in Hong Kong.  Founded in 1950, Taubman has more than 60 years of experience in the shopping center industry.  For more information about Taubman, visit www.taubman.com.
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Taubman Centers Share Repurchase/2

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

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